Exhibit 99.1

Radian Reports Fourth Quarter and Full Year 2011 Financial Results

– Risk-to-capital ratio of 21.5:1 with approximately $480 million of available holding company liquidity –

–Writes $6.5 billion of new MI business in the fourth quarter; earns #1 market share position–

PHILADELPHIA--(BUSINESS WIRE)--February 23, 2012--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended December 31, 2011, of $121.5 million, or $0.92 per diluted share, which included combined net gains from the change in fair value of derivatives and other financial instruments of $102.2 million and an income tax provision of $65.4 million. This compares to a net loss for the quarter ended December 31, 2010, of $1.1 billion, or $8.55 per diluted share. Net income for the full year 2011 was $302.2 million, or $2.26 per diluted share, which included combined net gains from the change in fair value of derivatives and other financial instruments of $821.7 million. This compares to a net loss of $1.8 billion, or $15.74 per diluted share, for the prior year. The fourth quarter and year ended December 31, 2010, included the establishment of a valuation allowance against the company’s deferred tax asset and significant fair value losses as described below. Book value per share at December 31, 2011, was $8.88.

“Our financial results in the fourth quarter and for the full-year 2011 were impacted by the challenges of our legacy portfolio as well as the macroeconomic environment,” said Chief Executive Officer S.A. Ibrahim. “That said, we believe the credit environment is stabilizing and we remain encouraged by the steady improvement in our number of primary delinquent loans, which declined by 12% from 2010, and by our ability to capture the leading market share of outstanding credit quality business.”

Mr. Ibrahim continued, “Over the past two years, we have taken meaningful actions to improve the financial flexibility and the operating performance of the company. We have positioned Radian with a growing and diversified customer base to capture more high-quality mortgage insurance business. We are off to a strong start in 2012 with $2 billion of new business written in January and a decline in delinquent loans.”

CAPITAL AND LIQUIDITY UPDATE

-	Radian Guaranty’s risk-to-capital ratio was 21.5:1 as of December 31, 2011, compared to 21.4:1 at September 30, 2011, and 16.8:1 at December 31, 2010. A $100 million capital contribution from Radian Group is included in Radian Guaranty’s December 31, 2011, statutory capital position.
-	Radian Group maintains approximately $480 million of currently available liquidity. Earlier today, the company announced the commencement of a “modified Dutch auction” tender offer, to repurchase a portion of its $250 million of debt maturing in February 2013 at a discount to face value.
-	In the event Radian Guaranty is no longer in compliance with the risk-based capital requirements of certain states, the company is preparing to continue writing new business in those states through state-specific waivers or similar relief, or by using Radian Mortgage Assurance Inc. (RMAI), a wholly owned subsidiary of Radian Guaranty. Radian is in the process of finalizing agreements with Fannie Mae and Freddie Mac to use RMAI as an eligible mortgage insurer, subject to certain conditions, and is expecting to announce the details of those agreements in the near term. In addition to the $17 million of existing capital in RMAI, Radian Group will contribute $50 million of additional capital to RMAI in the event that Radian Guaranty were to exceed a 25:1 risk-to-capital level.

FOURTH QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) increased to $6.5 billion, compared to $4.1 billion in the third quarter and $3.8 billion in the fourth quarter of 2010. In addition, the Home Affordable Refinance Program (HARP) accounted for $656.8 million of insurance not included in Radian Guaranty’s NIW total for the quarter. NIW continued to consist of loans with excellent risk characteristics, and the company held the leading position in the private mortgage insurance industry with an estimated 31 percent market share in the fourth quarter of 2011. Radian wrote an additional $2 billion in NIW in January 2012, compared to $1.1 billion in January 2011.

  The net loss for the fourth quarter was $121.5 million.
-	The net loss was impacted by the pre-tax gain recognized on derivatives and other financial instruments of $102.2 million. The unrealized gain resulted mainly from a widening of Radian’s credit spread that reduced the fair value of the company’s derivative liabilities.
-	The net loss was also impacted by an income tax provision of $65.4 million. The income tax provision is due primarily to a re-measurement of the company’s uncertain tax positions related to its portfolio of REMIC residuals.
-	Results for the comparable fourth quarter and year-ended 2010 periods included a non-cash, GAAP accounting charge of $841.5 million related to establishing a valuation allowance against substantially all of the company’s net deferred tax asset as well as a pre-tax loss from the change in fair value of derivatives and other financial instruments of $237.7 million for the quarter and $770.4 million for the year.
  The mortgage insurance provision for losses was $333.3 million in the fourth quarter of 2011, compared to $426.3 million in the prior-year period. Mortgage insurance loss reserves were approximately $3.2 billion as of December 31, 2011, which was essentially flat to the third quarter of 2011, and down from $3.5 billion as of December 31, 2010. First-lien reserves were $26,007 per primary default as of December 31, 2011, compared to $25,346 as of September 30, 2011, and $23,374 a year ago.
  The total number of primary delinquent loans increased slightly in the fourth quarter compared to the third quarter of 2011, and decreased by 12 percent compared to the fourth quarter of 2010. As the company disclosed last week, the total number of primary delinquencies declined 1 percent from December 2011 to January 2012.
  Mortgage insurance claims paid were $291.6 million ($254.7 million excluding the impact from first-lien terminations), compared to $392.9 million a year ago. For the full-year 2011, total mortgage insurance claims paid were $1.5 billion, compared to $1.3 billion for the year-ended December 31, 2010. The company continues to expect mortgage insurance claims paid of approximately $1.3 billion for the full-year 2012.

  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with cash infusions over time.
-	As of December 31, 2011, Radian Asset had approximately $1.0 billion in statutory surplus with an additional $1.2 billion in claims-paying resources.
-	Radian Asset is expected to pay an ordinary dividend of approximately $50 million to Radian Guaranty in 2012.

RECENT EVENT

  As previously disclosed, on January 24, 2012, Radian Asset entered into a three-part transaction with subsidiaries of Assured Guaranty Ltd. that included the commutation of a $13.8 billion portfolio reinsured by Radian Asset; the ceding of $1.8 billion of public finance business; and an agreement to sell Municipal and Infrastructure Assurance Corporation for $91 million, subject to regulatory approval. The transaction is expected to positively impact Radian Asset’s, and thus the primary mortgage insurance subsidiary Radian Guaranty’s, statutory capital in the first quarter of 2012 by $100 million.

CONFERENCE CALL

The company will discuss each of these items in its conference call today, Thursday, February 23, 2012, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing (800) 230-1059 inside the U.S., or (612) 234-9959 for international callers, using passcode 232387 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: (800) 475-6701 inside the U.S., or (320) 365-3844 for international callers, passcode 232387.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A: Condensed Consolidated Statements of Income
Exhibit B: Condensed Consolidated Balance Sheets
Exhibit C: Segment Information Quarter Ended December 31, 2011
Exhibit D: Segment Information Quarter Ended December 31, 2010
Exhibit E: Segment Information Year Ended December 31, 2011
Exhibit F: Segment Information Year Ended December 31, 2010
Exhibit G: Financial Guaranty Supplemental Information
Exhibit H: Financial Guaranty Supplemental Information
Exhibit I: Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit J: Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force
Exhibit K: Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit L: Mortgage Insurance Supplemental Information
Primary, Pool and other Risk in Force
Exhibit M: Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve Per Default
Exhibit N: Mortgage Insurance Supplemental Information
Default Statistics
Exhibit O: Mortgage Insurance Supplemental Information
Net Premiums Written and Earned, Captives and Persistency
Exhibit P: Mortgage Insurance Supplemental Information
Modified Pool

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A

	Quarter Ended December 31		Year Ended December 31
(In thousands except per-share data)	2011	2010	2011	2010

Revenues:
Net premiums written - insurance	$193,433	$201,672	$707,247	$691,881

Net premiums earned - insurance	$184,413	$220,082	$756,025	$825,733
Net investment income	38,694	38,229	163,520	178,760
Net gains (losses) on investments	38,866	(69,524)	202,177	139,944
Net impairment losses recognized in earnings	(1,171)	—	(1,202)	(90)
Change in fair value of derivative instruments	69,769	(185,935)	628,395	(558,712)
Net gains (losses) on other financial instruments	32,429	(51,799)	193,329	(211,681)
Gain on sale of affiliate	—	—	—	34,815
Other income	1,551	3,042	5,599	8,696
Total revenues	364,551	(45,905)	1,947,843	417,465

Expenses:
Provision for losses	355,984	415,809	1,296,521	1,739,244
Change in reserve for premium deficiency	(665)	(14,664)	(7,092)	(14,621)
Policy acquisition costs	12,796	10,750	52,763	53,469
Other operating expenses	38,397	48,669	175,810	191,942
Interest expense	14,197	13,226	61,394	41,777
Total expenses	420,709	473,790	1,579,396	2,011,811

Equity in net income of affiliates	—	—	65	14,668

Pretax income (loss)	(56,158)	(519,695)	368,512	(1,579,678)
Income tax provision	65,381	612,922	66,362	226,189

Net income (loss)	$(121,539)	$(1,132,617)	$302,150	$(1,805,867)

Diluted net income (loss) per share (1)	$(0.92)	$(8.55)	$2.26	$(15.74)

(1) Weighted average shares outstanding (in thousands)

Weighted average common shares outstanding	132,369	82,434	132,372	82,505
Increase in weighted average shares - common stock offering	—	50,000	—	32,192
Increase in weighted average shares-common stock equivalents-diluted basis	—	—	1,491	—
Weighted average shares outstanding	132,369	132,434	133,863	114,697

For Trend Information, refer to our Quarterly Financial Statistics on Radian's (RDN) website.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit B

	December 31	December 31
(In thousands, except per-share data)	2011	2010

Assets:
Cash and investments	$5,846,168	$6,680,630
Deferred policy acquisition costs	139,906	148,326
Deferred income taxes, net	15,975	27,531
Reinsurance recoverables	157,985	244,894
Derivative assets	17,212	26,212
Other assets	479,519	493,294
Total assets	$6,656,765	$7,620,887

Liabilities and stockholders' equity:
Unearned premiums	$637,372	$686,364
Reserve for losses and loss adjustment expenses	3,310,902	3,596,735
Reserve for premium deficiency	3,644	10,736
Long-term debt	818,584	964,788
VIE debt	228,240	520,114
Derivative liabilities	126,006	723,579
Other liabilities	349,726	258,791
Total liabilities	5,474,474	6,761,107

Common stock	151	150
Additional paid-in capital	1,074,513	1,071,080
Retained earnings (deficit)	96,227	(204,926)
Accumulated other comprehensive income (loss)	11,400	(6,524)
Total common stockholders’ equity	1,182,291	859,780
Total liabilities and stockholders’ equity	$6,656,765	$7,620,887

Book value per share	$8.88	$6.46

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended December 31, 2011
Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$194,009	$(576)	$193,433

Net premiums earned - insurance	167,000	17,413	184,413
Net investment income	20,350	18,344	38,694
Net gains on investments	27,755	11,111	38,866
Net impairment losses recognized in earnings	(1,171)	—	(1,171)
Change in fair value of derivative instruments	(696)	70,465	69,769
Net gains (losses) on other financial instruments	(457)	32,886	32,429
Other income	1,488	63	1,551
Total revenues	214,269	150,282	364,551

Expenses:
Provision for losses	333,293	22,691	355,984
Change in reserve for premium deficiency	(665)	—	(665)
Policy acquisition costs	9,400	3,396	12,796
Other operating expenses	28,093	10,304	38,397
Interest expense	1,944	12,253	14,197
Total expenses	372,065	48,644	420,709

Pretax (loss) income	(157,796)	101,638	(56,158)
Income tax provision (benefit)	110,315	(44,934)	65,381

Net (loss) income	$(268,111)	$146,572	$(121,539)

Cash and investments	$3,210,279	$2,635,889	$5,846,168
Deferred policy acquisition costs	52,094	87,812	139,906
Total assets	3,470,103	3,186,662	6,656,765
Unearned premiums	233,446	403,926	637,372
Reserve for losses and loss adjustment expenses	3,247,900	63,002	3,310,902
VIE Debt	9,450	218,790	228,240
Derivative liabilities	—	126,006	126,006

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended December 31, 2010
Exhibit D

	Mortgage	Financial	Financial
(In thousands)	Insurance	Guaranty	Services	Total
Revenues:
Net premiums written - insurance	$200,549	$1,123	$—	$201,672

Net premiums earned - insurance	200,569	19,513	—	220,082
Net investment income	22,469	15,760	—	38,229
Net losses on investments	(41,544)	(27,980)	—	(69,524)
Net impairment losses recognized in earnings	—	—	—	—
Change in fair value of derivative instruments	26,642	(212,577)	—	(185,935)
Net losses on other financial instruments	(3,373)	(48,426)	—	(51,799)
Gain on sale of affiliate	—	—	—	—
Other income	1,916	65	1,061	3,042
Total revenues	206,679	(253,645)	1,061	(45,905)

Expenses:
Provision for losses	426,288	(10,479)	—	415,809
Change in reserve for premium deficiency	(14,664)	—	—	(14,664)
Policy acquisition costs	7,041	3,709	—	10,750
Other operating expenses	37,610	11,009	50	48,669
Interest expense	4,748	8,478	—	13,226
Total expenses	461,023	12,717	50	473,790

Pretax (loss) income	(254,344)	(266,362)	1,011	(519,695)
Income tax provision	424,782	187,787	353	612,922

Net (loss) income	$(679,126)	$(454,149)	$658	$(1,132,617)

Cash and investments	$4,037,578	$2,643,052	$—	$6,680,630
Deferred policy acquisition costs	41,939	106,387	—	148,326
Total assets	4,801,953	2,818,934	—	7,620,887
Unearned premiums	197,260	489,104	—	686,364
Reserve for losses and loss adjustment expenses	3,524,971	71,764	—	3,596,735
VIE Debt	141,006	379,108	—	520,114
Derivative liabilities	—	723,579	—	723,579

Radian Group Inc. and Subsidiaries
Segment Information
Year Ended December 31, 2011
Exhibit E

	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Revenues:
Net premiums written - insurance	$717,264	$(10,017)	$707,247

Net premiums earned - insurance	680,895	75,130	756,025
Net investment income	93,678	69,842	163,520
Net gains on investments	126,205	75,972	202,177
Net impairment losses recognized in earnings	(1,202)	—	(1,202)
Change in fair value of derivative instruments	(632)	629,027	628,395
Net gains on other financial instruments	3,864	189,465	193,329
Other income	5,369	230	5,599
Total revenues	908,177	1,039,666	1,947,843

Expenses:
Provision for losses	1,293,857	2,664	1,296,521
Change in reserve for premium deficiency	(7,092)	—	(7,092)
Policy acquisition costs	36,051	16,712	52,763
Other operating expenses	132,225	43,585	175,810
Interest expense	13,894	47,500	61,394
Total expenses	1,468,935	110,461	1,579,396

Equity in net income of affiliates	—	65	65

Pretax income (loss)	(560,758)	929,270	368,512
Income tax provision (benefit)	83,157	(16,795)	66,362

Net income (loss)	$(643,915)	$946,065	$302,150

Radian Group Inc. and Subsidiaries
Segment Information
Year Ended December 31, 2010
Exhibit F

	Mortgage	Financial	Financial
(In thousands)	Insurance	Guaranty	Services	Total
Revenues:
Net premiums written - insurance	$699,909	$(8,028)	$—	$691,881

Net premiums earned - insurance	$739,631	$86,102	$—	$825,733
Net investment income	104,030	74,730	—	178,760
Net gains on investments	84,004	55,940	—	139,944
Net impairment losses recognized in earnings	(90)	—	—	(90)
Change in fair value of derivative instruments	32,381	(591,093)	—	(558,712)
Net losses on other financial instruments	(48,137)	(163,544)	—	(211,681)
Gain on sale of affiliate	—	—	34,815	34,815
Other income	7,208	364	1,124	8,696
Total revenues	919,027	(537,501)	35,939	417,465

Expenses:
Provision for losses	1,730,801	8,443	—	1,739,244
Change in reserve for premium deficiency	(14,621)	—	—	(14,621)
Policy acquisition costs	36,102	17,367	—	53,469
Other operating expenses	141,172	50,520	250	191,942
Interest expense	11,668	30,109	—	41,777
Total expenses	1,905,122	106,439	250	2,011,811

Equity in net income of affiliates	—	78	14,590	14,668

Pretax (loss) income	(986,095)	(643,862)	50,279	(1,579,678)
Income tax provision	157,082	51,509	17,598	226,189

Net (loss) income	$(1,143,177)	$(695,371)	$32,681	$(1,805,867)

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit G

	Quarter Ended December 31		Year Ended December 31
(In thousands)	2011	2010	2011	2010

Net Premiums Earned:
Public finance direct	$11,673	$13,898	$40,797	$54,734
Public finance reinsurance	4,638	4,362	25,942	25,297
Structured direct	312	443	2,093	2,498
Structured reinsurance	795	815	3,434	3,544
Trade credit reinsurance	(5)	(5)	35	46
Net Premiums Earned - insurance	17,413	19,513	72,301	86,119
Impact of commutations	—	—	2,829	(17)
Total Net Premiums Earned - insurance	$17,413	$19,513	$75,130	$86,102

Refundings included in earned premium	$8,459	$7,442	$27,187	$35,782

Net premiums earned - derivatives (1)	$10,054	$11,259	$41,753	$46,431

Claims paid:
Trade credit reinsurance	$36	$13	$379	$1,091
Financial Guaranty	5,356	6,536	11,048	64,032
Total	$5,392	$6,549	$11,427	$65,123

(1) Included in change in fair value of derivative instruments.

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit H

	December 31	December 31
($ in thousands, except ratios)	2011	2010
Statutory Information:

Capital and surplus	$974,874	$1,049,664
Contingency reserve	421,406	392,589
Qualified statutory capital	1,396,280	1,442,253

Unearned premium reserve	448,669	517,516
Loss and loss expense reserve	161,287	70,129
Total statutory policyholders' reserves	2,006,236	2,029,898

Present value of installment premiums	148,641	202,386
Soft capital facilities	—	—
Total statutory claims paying resources	$2,154,877	$2,232,284

Net debt service outstanding	$88,202,630	$101,168,759

Capital leverage ratio (1)	63	70
Claims paying leverage ratio (2)	41	45

Net par outstanding by product:
Public finance direct	$13,838,427	$15,727,252
Public finance reinsurance	19,097,057	21,907,290
Structured direct	34,760,869	39,315,801
Structured reinsurance	1,492,859	1,805,295
Total (3)	$69,189,212	$78,755,638
(1)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(2)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(3)

Included in public finance net par outstanding is $1.4 billion and $1.9 billion at December 31, 2011 and December 31, 2010, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I
	Quarter Ended				Year Ended
	December 31				December 31
	2011		2010		2011		2010
($ in millions)	$	%	$	%	$	%	$	%
Primary new insurance written
Prime	$6,532	99.9%	$3,779	99.9%	$15,499	99.9%	$11,553	100.0%
Alt-A	2	—	—	—	2	—	—	—
A minus and below	3	0.1%	2	0.1%	9	0.1%	5	—
Total Flow	$6,537	100.0%	$3,781	100.0%	$15,510	100.0%	$11,558	100.0%

Total primary new insurance written by FICO score
>=740	$5,051	77.3%	$3,112	82.3%	$12,142	78.3%	$9,294	80.4%
680-739	1,364	20.9%	669	17.7%	3,192	20.6%	2,261	19.6%
620-679	121	1.8%	—	—	175	1.1%	3	—
<=619	1	—	—	—	1	—	—	—
Total Flow	$6,537	100.0%	$3,781	100.0%	$15,510	100.0%	$11,558	100.0%

Percentage of primary new insurance written
Refinances	46%		58%		39%		42%
LTV
95.01% and above	2.3%		0.7%		1.9%		0.4%
90.01% to 95.00%	37.7%		29.9%		36.3%		29.5%
ARMS
Less than 5 years	0.1%		0.1%		0.1%		0.1%
5 years and longer	3.2%		4.1%		4.8%		5.3%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J
	December 31		December 31
	2011		2010
($ in millions)	$	%	$	%
Primary insurance in force
Flow	$113,438	89.9%	$115,532	89.2%
Structured	12,747	10.1%	14,034	10.8%
Total Primary	$126,185	100.0%	$129,566	100.0%

Prime	$106,407	84.3%	$106,466	82.2%
Alt-A	12,344	9.8%	14,542	11.2%
A minus and below	7,434	5.9%	8,558	6.6%
Total Primary	$126,185	100.0%	$129,566	100.0%

Primary risk in force
Flow	$27,937	91.0%	$28,397	90.3%
Structured	2,755	9.0%	3,064	9.7%
Total Primary	$30,692	100.0%	$31,461	100.0%

Flow
Prime	$24,401	87.3%	$24,213	85.3%
Alt-A	2,200	7.9%	2,618	9.2%
A minus and below	1,336	4.8%	1,566	5.5%
Total Flow	$27,937	100.0%	$28,397	100.0%

Structured
Prime	$1,610	58.4%	$1,788	58.4%
Alt-A	625	22.7%	702	22.9%
A minus and below	520	18.9%	574	18.7%
Total Structured	$2,755	100.0%	$3,064	100.0%

Total
Prime	$26,011	84.8%	$26,001	82.6%
Alt-A	2,825	9.2%	3,320	10.6%
A minus and below	1,856	6.0%	2,140	6.8%
Total Primary	$30,692	100.0%	$31,461	100.0%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	December 31		December 31
	2011		2010
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$12,242	43.8%	$11,039	38.9%
680-739	9,205	33.0%	9,849	34.7%
620-679	5,503	19.7%	6,359	22.4%
<=619	987	3.5%	1,150	4.0%
Total Flow	$27,937	100.0%	$28,397	100.0%

Structured
>=740	$732	26.6%	$825	26.9%
680-739	802	29.1%	892	29.1%
620-679	738	26.8%	815	26.6%
<=619	483	17.5%	532	17.4%
Total Structured	$2,755	100.0%	$3,064	100.0%

Total
>=740	$12,974	42.3%	$11,864	37.7%
680-739	10,007	32.6%	10,741	34.1%
620-679	6,241	20.3%	7,174	22.8%
<=619	1,470	4.8%	1,682	5.4%
Total Primary	$30,692	100.0%	$31,461	100.0%

Total primary risk in force by LTV
85.00% and below	$2,772	9.0%	$2,816	8.9%
85.01% to 90.00%	11,861	38.6%	12,102	38.5%
90.01% to 95.00%	10,735	35.0%	10,506	33.4%
95.01% and above	5,324	17.4%	6,037	19.2%
Total	$30,692	100.0%	$31,461	100.0%

Total primary risk in force by policy year
2005 and prior	$6,887	22.4%	$8,145	25.9%
2006	3,172	10.3%	3,690	11.7%
2007	6,960	22.7%	8,072	25.7%
2008	5,206	17.0%	5,935	18.9%
2009	2,656	8.7%	3,099	9.8%
2010	2,244	7.3%	2,520	8.0%
2011	3,567	11.6%	—	—
Total	$30,692	100.0%	$31,461	100.0%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	December 31		December 31
($ in millions)	2011		2010
	$	%	$	%
Percentage of primary risk in force
Refinances	32%		31%
LTV
95.01% and above	17%		19%
90.01% to 95.00%	35%		33%
ARMS
Less than 5 years	5%		6%
5 years and longer	7%		7%

Pool risk in force
Prime	$1,601	77.4%	$1,828	74.5%
Alt-A	122	5.9%	165	6.7%
A minus and below	345	16.7%	460	18.8%
Total	$2,068	100.0%	$2,453	100.0%

Total pool risk in force by policy year
2005 and prior	$1,852	89.6%	$2,038	83.1%
2006	92	4.4%	179	7.3%
2007	103	5.0%	190	7.7%
2008	21	1.0%	46	1.9%
Total pool risk in force	$2,068	100.0%	$2,453	100.0%

Other risk in force
Second-lien
1st loss	$102		$114
2nd loss	29		79
NIMS	19		136
International
1st loss-Hong Kong primary mortgage insurance	64		126
Credit default swaps	—		—
Total other risk in force	$214		$455

Risk to capital ratio-Radian Guaranty only	21.5		16.8

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	Quarter Ended		Year Ended
	December 31		December 31
($ in thousands)	2011	2010	2011	2010
Net claims paid
Prime	$152,202	$226,106	$796,940	$691,922
Alt-A	36,934	81,681	257,448	308,113
A minus and below	30,035	50,593	164,429	180,078
Total primary claims paid	219,171	358,380	1,218,817	1,180,113
Pool	33,140	30,882	178,610	147,667
Second-lien and other	2,370	3,644	11,331	20,630
Subtotal	254,681	392,906	1,408,758	$1,348,410
Impact of first-lien terminations	36,903	—	75,101	223,099
Impact of captive terminations	—	(323,716)	(1,166)	(324,365)
Impact of second-lien terminations	—	—	16,550	10,834
Total	$291,584	$69,190	$1,499,243	$1,257,978

Average claim paid (1)
Prime	$49.9	$47.0	$49.6	$44.6
Alt-A	58.6	59.8	60.7	57.5
A minus and below	40.4	39.4	40.2	37.6
Total primary average claims paid	49.6	48.0	50.0	46.0
Pool	72.2	68.5	76.2	71.7
Second-lien and other	19.9	32.8	25.8	35.3
Total	$50.9	$49.0	$51.9	$47.7

Average primary claim paid (2) (3)	$52.4	$51.7	$54.6	$52.5
Average total claim paid (2) (3)	$53.4	$52.4	$56.0	$53.6

Loss ratio - GAAP basis	198.6%	212.5%	189.8%	234.0%
Expense ratio - GAAP basis	22.3%	22.3%	24.7%	24.0%
	220.9%	234.8%	214.5%	258.0%

Reserve for losses by category
Prime	$1,748,412	$1,607,741
Alt-A	612,423	687,960
A minus and below	370,806	413,137
Reinsurance recoverable (4)	151,569	223,254
Total primary reserves	2,883,210	2,932,092
Pool insurance	353,583	566,565
Total 1st lien reserves	3,236,793	3,498,657
Second lien	11,070	26,161
Other	37	153
Total reserves	$3,247,900	$3,524,971

1st lien reserve per default (5)
Primary reserve per primary default	$26,007	$23,374
Pool reserve per pool default (6)	16,305	17,456
Total 1st lien reserve per default	24,420	22,158
(1)	Calculated net of reinsurance recoveries and without giving effect to the impact of first-lien, second-lien and captive terminations.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions and Smart Home.
(5)	Calculated as total reserves divided by total defaults.
(6)

If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at December 31, 2011, and December 31, 2010, would be $25,402 and $28,265, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit N

	December 31	December 31
	2011	2010
Default Statistics
Primary Insurance:

Flow
Prime
Number of insured loans	569,190	584,213
Number of loans in default	65,238	71,196
Percentage of loans in default	11.46%	12.19%

Alt-A
Number of insured loans	44,355	51,765
Number of loans in default	14,481	17,934
Percentage of loans in default	32.65%	34.65%

A minus and below
Number of insured loans	40,884	47,044
Number of loans in default	13,560	16,401
Percentage of loans in default	33.17%	34.86%

Total Flow
Number of insured loans	654,429	683,022
Number of loans in default	93,279	105,531
Percentage of loans in default	14.25%	15.45%

Structured
Prime
Number of insured loans	41,248	42,131
Number of loans in default	6,308	6,735
Percentage of loans in default	15.29%	15.99%

Alt-A
Number of insured loans	18,484	20,234
Number of loans in default	5,563	6,635
Percentage of loans in default	30.10%	32.79%

A minus and below
Number of insured loans	15,477	16,716
Number of loans in default	5,711	6,569
Percentage of loans in default	36.90%	39.30%

Total Structured
Number of insured loans	75,209	79,081
Number of loans in default	17,582	19,939
Percentage of loans in default	23.38%	25.21%

Total Primary Insurance
Prime
Number of insured loans	610,438	626,344
Number of loans in default	71,546	77,931
Percentage of loans in default	11.72%	12.44%

Alt-A
Number of insured loans	62,839	71,999
Number of loans in default	20,044	24,569
Percentage of loans in default	31.90%	34.12%

A minus and below
Number of insured loans	56,361	63,760
Number of loans in default	19,271	22,970
Percentage of loans in default	34.19%	36.03%

Total Primary
Number of insured loans	729,638	762,103
Number of loans in default	110,861	125,470
Percentage of loans in default	15.19%	16.46%

Pool insurance
Number of loans in default	21,685	32,456

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit O

	Quarter Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Net Premiums Written (In thousands)
Primary and Pool Insurance	$193,670	$199,610	$715,125	$698,078
Second-lien (1)	537	647	2,314	1,535
International	(198)	292	(175)	296
Total Net Premiums Written - Insurance	$194,009	$200,549	$717,264	$699,909

Net Premiums Earned (In thousands)
Primary and Pool Insurance	$166,233	$198,196	$673,869	$727,484
Second-lien (1)	537	646	2,314	2,501
International	230	1,727	4,712	9,646
Total Net Premiums Earned - Insurance	$167,000	$200,569	$680,895	$739,631

Net premiums earned - derivatives (In thousands) (2)	$—	$276	$—	$692

1st Lien Captives
Premiums ceded to captives (In thousands)	$6,895	$8,834	$28,816	$83,384
% of total premiums	3.9%	4.2%	4.1%	10.2%
NIW subject to captives (In thousands)	—	—	—	129
% of primary NIW	—	—	—	<1%
IIF included in captives (3)	8.9%	10.6%
RIF included in captives (3)	8.8%	10.4%

Persistency (twelve months ended December 31)	85.4%	81.8%
(1)	Reflects the impact of second-lien terminations.
(2)	Included in change in fair value of derivative instruments.
(3)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Modified Pool (1)
Exhibit P

	December 31		December 31
($ in millions)	2011		2010
	$	%	$	%
Modified pool risk in force by policy year
2005 and prior	$194	71.9%	$186	64.4%
2006	31	11.5%	41	14.2%
2007	39	14.4%	55	19.0%
2008	6	2.2%	7	2.4%
Total	$270	100.0%	$289	100.0%

Modified pool risk in force by product
Prime	$80	29.6%	$74	25.6%
Alt-A	172	63.7%	197	68.2%
A minus and below	18	6.7%	18	6.2%
Total	$270	100.0%	$289	100.0%

Modified pool insurance in force by product
Prime	$920	31.2%	$671	22.2%
Alt-A	1,890	64.0%	2,216	73.1%
A minus and below	143	4.8%	143	4.7%
Total	$2,953	100.0%	$3,030	100.0%

Reserve for losses - modified pool (in thousands)	$63,582		$87,218

Default Statistics:
Modified pool:
Total modified pool
Number of insured loans	17,468		15,487
Number of loans in default	3,461		4,009
Percentage of loans in default	19.81%		25.89%

(1) Included in primary insurance amounts.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including:

Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty's statutory surplus and increased Radian Guaranty's risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty's ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.

We and our insurance subsidiaries are subject to comprehensive, detailed regulation by the insurance departments in the various states where our insurance subsidiaries are licensed to transact business. These regulations are principally designed for the protection of our insured policyholders rather than for the benefit of investors. Insurance laws vary from state to state, but generally grant broad supervisory powers to state agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including the power to revoke or restrict an insurance company's ability to write new business.

Freddie Mac and Fannie Mae (collectively, the “GSEs”) and state insurance regulators impose various capital requirements as well as capital and risk-based measurements on our insurance subsidiaries. These include risk-to-capital ratios, risk-based capital measures and surplus requirements that limit the amount of insurance that each of our insurance subsidiaries may write. The GSEs and our insurance regulators possess significant discretion with respect to our insurance subsidiaries, and failure to maintain adequate levels of capital could lead to intervention by the various insurance regulatory authorities, which could materially and adversely affect our business, business prospects and financial condition.

Under state insurance regulations, Radian Guaranty Inc. (“Radian Guaranty”) is required to maintain minimum surplus levels and, in certain states, a minimum amount of statutory capital relative to the level of risk in force (“RIF”), or “risk-to-capital.” Sixteen states (the risk-based capital or “RBC States”) currently have a statutory or regulatory risk-based capital requirement (a “Statutory RBC Requirement”) the most common of which (imposed by 11 of the RBC States) is a requirement that a mortgage insurer's risk-to-capital ratio may not exceed 25 to 1. Unless an RBC State grants a waiver or other form of relief, if a mortgage insurer is not in compliance with the applicable risk-based capital requirements of an RBC State, it may be prohibited from writing new mortgage insurance business in that state. Radian Guaranty's domiciliary state, Pennsylvania, is not one of the RBC States. In 2011, the RBC States accounted for approximately 50.5% of Radian Guaranty's total primary new insurance written.

If Radian Guaranty is not in compliance with the applicable Statutory RBC Requirement in any RBC State, it would be prohibited from writing new business in that state until it is back in compliance or it receives a waiver of the requirement from the applicable state insurance regulator, as discussed in more detail below. In those states that do not have a Statutory RBC Requirement, it is not clear what actions the applicable state regulators would take if a mortgage insurer fails to meet the Statutory RBC Requirement established by another state. Accordingly, if Radian Guaranty fails to meet the Statutory RBC Requirement in one or more states, it could be required to suspend writing business in some or all of the states in which it does business. In addition, the GSEs and our mortgage lending customers may decide not to conduct new business with Radian Guaranty (or reduce current business levels) or impose restrictions on Radian Guaranty while its risk-to-capital ratio remained at elevated levels. The franchise value of our mortgage insurance business would likely be significantly diminished if Radian Guaranty was prohibited from writing new business or restricted in the amount of new business it could write in one or more states.

As a result of ongoing incurred losses, Radian Guaranty's risk-to-capital ratio is 21.5 to 1 as of December 31, 2011, which includes the benefit of a $100 million capital contribution from Radian Group to Radian Guaranty in February 2012 that was accrued as of December 31, 2011. Based on our current projections, Radian Guaranty's risk-to-capital ratio is expected to continue to increase and, absent any future capital contributions from Radian Group, exceed 25 to 1 in 2012. The ultimate amount of losses and the timing of these losses will depend in part on general economic conditions and other factors, including the health of credit markets, home prices and unemployment rates, all of which are difficult to predict and beyond our control. In addition, establishing loss reserves in our businesses requires significant judgment by management with respect to the likelihood, magnitude and timing of anticipated losses. This judgment has been made more difficult in the current period of prolonged economic uncertainty. If the actual losses we ultimately realize are in excess of the loss estimates we use in establishing loss reserves, we may be required to take unexpected charges to income, which could hurt our capital position and increase Radian Guaranty's risk-to-capital position.

Radian Guaranty's risk-to-capital position also is dependent on the performance of our financial guaranty portfolio. During the third quarter of 2008, we contributed our ownership interest in Radian Asset Assurance to Radian Guaranty. While this reorganization provided Radian Guaranty with substantial regulatory capital and dividends, it also makes the capital adequacy of our mortgage insurance business dependent, to a significant degree, on the performance of our financial guaranty business. If the performance of our financial guaranty portfolio deteriorates materially, including if we are required to establish (or significantly increase) one or more significant statutory reserves on defaulted obligations that we insure, or if we make net commutation payments to terminate insured obligations in excess of the then posted statutory reserves for such obligations, the statutory capital of Radian Guaranty also would be negatively impacted. Any decrease in the capital support from our financial guaranty business would have a negative impact on Radian Guaranty's risk-to-capital position and its ability to remain in compliance with the Statutory RBC Requirements.

We actively manage Radian Guaranty's risk-to-capital position in various ways, including: (1) through reinsurance arrangements; (2) by seeking opportunities to reduce our risk exposure through commutations or other negotiated transactions; (3) by contributing additional capital from Radian Group to our mortgage insurance operations; and (4) by monetizing gains in our investment portfolio through open market sales of securities. After the $100 million contribution to Radian Guaranty effective for the fourth quarter of 2011, Radian Group currently has unrestricted cash and liquid investments of $482.8 million (before giving consideration to Radian Group’s tender offer commenced on February 23, 2012) which may be used to further support Radian Guaranty's risk-to-capital position. Depending on the extent of our future losses, the amount of capital contributions required for Radian Guaranty to remain in compliance with the Statutory RBC Requirements could be substantial and could exceed amounts maintained at Radian Group. See “Radian Group's sources of liquidity may be insufficient to fund its obligations.”

Our ability to continue to reduce Radian Guaranty's risk through affiliated reinsurance arrangements may be limited. These arrangements are subject to regulation by state insurance regulators who could decide to limit, or require the termination of, such arrangements. In addition, certain of these affiliated reinsurance companies currently are operating at or near minimum capital levels and have required, and may continue to require, additional capital contributions from Radian Group in the future. One of these affiliated insurance companies, which provides reinsurance to Radian Guaranty for coverage in excess of 25% of each loan, is a sister company of Radian Guaranty, and therefore, any contributions to this insurer would not be consolidated with Radian Guaranty's capital for purposes of calculating Radian Guaranty's risk-to-capital position. If we are limited in, or prohibited from, using inter-company insurance arrangements to reduce Radian Guaranty's risk, it would adversely affect Radian Guaranty's risk-to-capital position.

In order to maximize our financial flexibility, we have applied for waivers or similar relief for Radian Guaranty in each of the RBC States. Of the 16 RBC states, New York does not possess the regulatory authority to grant waivers and Iowa, Kansas and Ohio have declined to grant waivers to Radian Guaranty. In addition, Oregon has indicated that it will not consider our waiver application until such time that Radian Guaranty exceeds the 25 to 1 limit. Of the remaining 11 RBC States, Radian Guaranty has received waivers or similar relief from the following six states: Illinois; New Jersey; Kentucky; Wisconsin; Arizona; and Missouri. Radian Guaranty has applications pending in the five remaining RBC States. There can be no assurance: (1) that Radian Guaranty will be granted a waiver in any of the remaining RBC States; (2) that for any waiver granted, such regulator will not revoke or terminate the waiver, which the regulator generally has the authority to do at any time; (3) that for any waiver granted, it will be renewed or extended after its original expiration date; or (4) regarding what, if any, requirements may be imposed as a condition to such waivers, and whether we would be able to comply with any such conditions.

In addition to filing for waivers in the RBC States, we intend to write new first-lien mortgage insurance business in our wholly-owned subsidiary, Radian Mortgage Assurance, in any RBC State that does not permit Radian Guaranty to continue writing insurance while it is out of compliance with applicable Statutory RBC Requirements. Radian Mortgage Assurance is a subsidiary of Radian Guaranty and is licensed to write mortgage insurance in each of the fifty states. We have requests pending with the GSEs to have Radian Mortgage Assurance approved as an eligible mortgage insurer for purposes of writing business in any RBC State where Radian Guaranty is prohibited from writing new mortgage business if it were to exceed the Statutory RBC Requirement without a waiver or other similar relief. We are in the process of finalizing the terms of the approvals with both Fannie Mae and Freddie Mac. We expect that the GSE’s approvals will be conditioned upon our compliance with a broad range of conditions and restrictions that may include, without limitation, minimum capital and liquidity requirements, a $50 million capital contribution by Radian Group to Radian Mortgage Assurance upon Radian Guaranty exceeding the applicable Statutory RBC Requirements of any RBC State for which a waiver or other relief is not obtained, a maximum risk-to-capital ratio for Radian Mortgage Assurance, restrictions on payment of dividends and requirements governing the manner in which Radian Guaranty and Radian Mortgage Assurance conduct affiliate transactions. Any conditions or restrictions included in the GSE approvals could limit our financial flexibility and could make it more difficult for Radian Group to meet its obligations in the future. For risks associated with Radian Group's available liquidity, see “Radian Group's sources of liquidity may be insufficient to fund its obligations” below.

In the third quarter of 2011, two longstanding competitors, RMIC and PMI, ceased writing new mortgage insurance commitments. In October 2011, RMIC was placed into runoff, and in early 2012, RMIC was placed under the supervision of the insurance department of its domiciliary state. PMI ceased writing new mortgage insurance commitments in August 2011 when it was placed under the supervision, and later under the control of, the insurance department of its domiciliary state. In the fourth quarter of 2011, PMI's parent company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Both Fannie Mae and Freddie Mac suspended RMIC, PMI and a PMI subsidiary as approved mortgage insurers. We are uncertain how such events, including the actions taken by the GSEs, will impact the status of Radian Guaranty's on-going request for waivers.

Our existing capital resources may not be sufficient to successfully manage Radian Guaranty's risk-to-capital ratio. Our ability to use waivers and Radian Mortgage Assurance to allow Radian Guaranty to continue to write business with a risk-to-capital position in excess of the Statutory RBC Requirements is subject to conditions that we may be unable to satisfy. As a result, even if we are successful in implementing this strategy, additional capital contributions could be necessary, which we may not have the ability to provide. Further, regardless of whether the waivers or Radian Mortgage Assurance are available to us, we may choose to use our existing capital at Radian Group to maintain compliance with the Statutory RBC Requirements. Depending on the extent of our future mortgage insurance losses along with other factors, the amount of capital contributions that may be required to maintain compliance with the Statutory RBC Requirements could be significant and could exceed all of our remaining available capital. In the event we contribute a significant amount of Radian Group's available capital to Radian Guaranty and Radian Mortgage Assurance, our financial flexibility would be significantly reduced, making it more difficult for Radian Group to meet its obligations in the future, including future principal payments on our outstanding debt. For risks associated with Radian Group's available liquidity, see “Radian Group's sources of liquidity may be insufficient to fund its obligations.”

Radian Group’s sources of liquidity may be insufficient to fund its obligations.

Radian Group serves as the holding company for our insurance subsidiaries and does not have any significant operations of its own. Radian Group’s principal liquidity demands include funds for: (i) the payment of certain corporate expenses; (ii) interest payments on our outstanding debt; (iii) repayment of the principal amount of our outstanding debt, including $250 million in principal due in each of 2013 and 2015, and $450 million in principal due in 2017; (iv) potential capital support for our mortgage insurance subsidiaries; (v) potential payments to the Internal Revenue Service ("IRS") resulting from the examination by the IRS for the 2000 through 2007 tax years; and (vi) the payment of dividends on our common stock. Radian Group had immediately available, directly or through an unregulated direct subsidiary, unrestricted cash and marketable securities of $482.8 (before giving consideration to Radian Group’s tender offer commenced on February 23, 2012) million at December 31, 2011.

Dividends from Radian Guaranty and permitted payments to Radian Group under tax- and expense-sharing arrangements with our subsidiaries are Radian Group’s principal sources of cash. Radian Guaranty's ability to pay dividends to Radian Group is subject to various conditions imposed by the GSEs and rating agencies, and by insurance regulations requiring insurance department approval. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In light of ongoing losses in Radian Guaranty, we do not anticipate that it will be permitted under applicable insurance laws to issue dividends to Radian Group for the foreseeable future. To the extent Radian Asset Assurance is able to declare dividends, these dividends will be paid to Radian Guaranty, and not to Radian Group. The expense-sharing arrangements between Radian Group and our insurance subsidiaries, as amended, have been approved by applicable state insurance departments, but such approval may be changed at any time.

In light of on-going losses in our mortgage insurance business, Radian Group may be required to make additional capital contributions to Radian Guaranty in order to support Radian Guaranty's ability to continue writing insurance in the RBC States. Radian Group contributed approximately $30 million and $100 million to Radian Guaranty in November 2011 and February 2012, respectively and completed a series of internal transactions in order to benefit Radian Guaranty's statutory risk-based capital requirements in certain states. In December 2011, Radian Group contributed its ownership interest in Radian Mortgage Assurance to Radian Guaranty, which equaled approximately $17 million, and Radian Guaranty sold its minority ownership interest in Enhance Financial Services Group Inc. ("EFSG"), the parent company of Commonwealth Mortgage Assurance Company of Texas ("CMAC of Texas"), to Radian Group for approximately $6 million. Radian Guaranty's risk-to-capital ratio was approximately 21.5 to 1 as of December 31, 2011, after giving effect to all of these transactions, including the $100 million February 2012 contribution, which was accrued for in Radian Guaranty's statutory capital as of December 31, 2011. See “Losses in our mortgage insurance and financial guaranty businesses have reduced Radian Guaranty's statutory surplus and increased Radian Guaranty's risk-to-capital ratio; additional losses in these businesses, without a corresponding increase in new capital or capital relief, would further negatively impact this ratio, which could limit Radian Guaranty's ability to write new insurance and increase restrictions and requirements placed on Radian Guaranty.” Radian Group also could be required to provide capital support for our other mortgage insurance subsidiaries if additional capital is required pursuant to insurance laws and regulations, by the GSEs or the rating agencies.

Radian Group's U.S. Consolidated federal income tax returns, which include the federal tax returns of our wholly-owned subsidiary, CMAC of Texas, are under examination by the IRS for tax years 2000 through 2007. We are currently contesting proposed adjustments resulting from the IRS examination of these tax years. Effective December 2011, Radian Group and CMAC of Texas entered into an Assumption and Indemnification Agreement with regard to these proposed adjustments. Through this agreement, Radian Group agreed to indemnify CMAC of Texas for any tax payments ultimately due to the IRS for the proposed adjustments, which relate to the recognition of certain tax losses and deductions that were generated through our investment in a portfolio of residual interests in Real Estate Mortgage Investment Conduits (“REMICs”) currently held by CMAC of Texas. This indemnification was made in lieu of an immediate capital contribution to CMAC of Texas that otherwise would have been required for CMAC of Texas to maintain its minimum statutory surplus requirements in light of remeasurement as of December 31, 2011 of uncertain tax positions related to the portfolio of REMICs . There remains significant uncertainty with regard to the amount and timing of any resolution with the IRS, and we are currently contesting the proposed adjustments related to the REMICs.

Radian Group’s sources of available liquidity may not be sufficient for Radian Group to fund its obligations. We may be required to seek capital by incurring additional debt, by issuing additional equity or by selling assets, any of which we may be unable to do on favorable terms, if at all. The need to raise additional capital or the failure to make timely payments on our obligations could have a material adverse effect on our financial condition and operating results.

Other risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements including the following:

  changes in general economic and political conditions, including high unemployment rates and continued weakness in the U.S. housing and mortgage credit markets, the U.S. economy reentering a recessionary period, a significant downturn in the global economy, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, further actual or threatened downgrades of U.S. credit ratings;

  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events or economic changes in geographic regions, including governments and municipalities, where our mortgage insurance or financial guaranty insurance exposure is more concentrated;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs, including in particular, repayment of our debt due in February 2013 and additional capital contributions that may be required to support our mortgage insurance business;
  a further reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, general reduced housing demand in the U.S., and potential risk retention requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act");
  our ability to maintain an adequate risk-to-capital position and surplus requirements in our mortgage insurance business in light of ongoing losses in this business and potential further deterioration and losses in our financial guaranty portfolio, including, if necessary, our ability write new mortgage insurance in excess of risk-based capital limitations imposed in certain states;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  the ability of our primary insurance customers in our financial guaranty reinsurance business to provide appropriate surveillance and to mitigate losses adequately with respect to our assumed insurance portfolio;
  a more rapid than expected decrease in the level of insurance rescissions and claim denials from the current elevated levels which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease resulting from successful challenges to previously rescinded policies or claim denials, or caused by the GSEs intervening in mortgage insurers' rescission practices or rescission settlement practices;

  the negative impact our insurance rescissions and claim denials may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions or denials, to increase our loss reserves for, and reassume risk on, rescinded or denied loans, and to pay additional claims;
  the concentration of our mortgage insurance business among a relatively small number of large customers;
  any disruption in the servicing of mortgages covered by our insurance policies and poor servicer performance;
  adverse changes in severity or frequency of losses associated with certain products that we formerly offered that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a decrease in persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income without a corresponding decrease in incurred losses;
  an increase in the risk profile of our existing mortgage insurance portfolio due to the refinancing of existing mortgage loans for only the most qualified borrowers in the current mortgage and housing market;
  changes in the criteria for assigning credit or similar ratings, further downgrades or threatened downgrades of, or other ratings actions with respect to, our credit ratings or the ratings assigned by the major rating agencies to any of our rated insurance subsidiaries at any time, including in particular, the credit ratings of Radian Group Inc. ("Radian Group") and the financial strength ratings assigned to Radian Guaranty Inc. ("Radian Guaranty");
  heightened competition for our mortgage insurance business from others such as the Federal Housing Administration (the "FHA"), the Veteran's Administration and other private mortgage insurers (in particular, the FHA and those private mortgage insurers that have been assigned higher ratings from the major rating agencies, that may have access to greater amounts of capital than we do, or new entrants to the industry that are not burdened by legacy obligations);

  changes in the charters or business practices of, or rules or regulations applicable to, Federal National Mortgage Association ("Fannie Mae") and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with mortgage insurance are considered "qualified residential mortgages" for purposes of the Dodd-Frank Act securitization provisions or "qualified mortgages" for purposes of the ability to repay provisions of the Dodd-Frank Act and potential obligations to post collateral on our existing insured derivatives portfolio;
  the application of existing federal or state consumer, lending, insurance, tax, securities and other applicable laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the outcome of existing, or the possibility of additional, lawsuits or investigations; and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting our use of (or increasing requirements for) additional capital and the products we may offer, (c) affecting the form in which we execute credit protection, or (d) impacting our existing financial guaranty portfolio;
  the amount and timing of potential payments or adjustments associated with IRS tax audits or due to changes in interpretations of applicable tax laws, regulations and policies;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses or premium deficiencies for our mortgage insurance business, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, and our need to reevaluate the possibility of a premium deficiency in our mortgage insurance business on a quarterly basis;

  our ability to realize the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles, rules and guidance, or their interpretation, from the Securities and Exchange Commission or the Financial Accounting Standards Board; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz